Exhibit 4.11

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed.

RETAIL LICENSE AGREEMENT

BETWEEN

COOKIES CREATIVE CONSULTING & PROMOTIONS, INC.

AND

RPK BIOPHARMA UNIPESSOAL, LDA

RETAIL LICENSE AGREEMENT

BASIC TERMS:
A.CONTRACT NO:	RLA – 96
B.EFFECTIVE DATE:	As of July 19, 2021 (the “Effective Date”).
C.PARTIES:	Cookies Creative Consulting & Promotions, Inc., a California corporation	RPK Biopharma Unipessoal, Lda
	(“Licensor”)	(“Licensee”)
1350 Van Ness Avenue
	San Francisco, CA 94109	Avenida Santa Isabel n 7, EN249-4 2635-047 Rio de Mouro, Portugal

D.LICENSED PRODUCTS:	“Licensed Products” means those products, goods and articles defined in Exhibit 1, as updated from time to time in accordance with this Agreement.
E.LICENSED PROPERTY:

“Licensed Property” means the: (a) trademarks, service marks, trade names, design marks and commercial symbols identified on Exhibit 2; (b) such other common law trademarks, service marks, trade names, design marks and commercial symbols owned by Licensor and which have become associated with Licensor or its business (the property identified in clauses (a) and (b), the “Marks”); (c) all copyright protected documents, designs, and marketing materials related to the Marks, the genetic strains names listed on Exhibit 2 and/or Licensor’s business; and (d) all applications and common law rights related the foregoing.

F.RIGHTS GRANTED:

Subject to the terms of the Agreement, Licensor hereby grants to Licensee during the Term the exclusive right within the Territory to: (a) utilize the Licensed Property in connection with the conversion, development and operation of retail cannabis stores in the Territory at each authorized location set forth on Exhibit 3 (each, an “Authorized Location” and each such store, a “Branded Retail Store”); and (b) advertise, publicize, market and sell the Licensed Products to retail customers through each Branded Retail Store.

G.DEDICATED RETAIL SPACE:	☒ YES, subject to the terms of the Agreement. ☐ NO

H.TERRITORY:	“Territory” is strictly limited to jurisdictions within Portugal where the commercial distribution, sale and use of cannabis products and services is lawful under Applicable Law.
I.TERM:	The term of this Agreement (the “Term”) commences as of the Effective Date and will continue in perpetuity, except as terminated as provided in this Agreement.
J.PAYMENTS:	License Fee set forth in Section 5.1 of the Standard Conditions.
K.ENTIRE AGREEMENT:

The foregoing Basic Terms, together with the Standard Conditions and all Exhibits and Schedules attached hereto and thereto, all of which are incorporated herein by reference, are referred to collectively as this “Agreement” and constitute the complete and entire agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, negotiations, communications and understandings (both written and oral) regarding such subject matter. This Agreement, whether or not executed by the parties, shall not become effective until all required documentation (including, but not limited to, any licenses and/or certificates necessary to operate the Branded Retail Store) have been received by Licensor. In the event of a conflict between the terms or conditions of the Standard Conditions and those of these Basic Terms, the terms and conditions of these Basic Terms shall prevail. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

All terms not otherwise defined herein shall have the meanings ascribed to them in the Standard Conditions (including any Exhibits and/or Schedules thereto) attached hereto.

LICENSOR:	LICENSEE:
COOKIES CREATIVE CONSULTING & PROMOTIONS, INC.	RPK BIOPHARMA UNIPESSOAL, LDA
By:	By:
Print Name: Parker Berling	Print Name: Michael Galego
Title: Authorized Officer	Title: Authorized Officer

STANDARD CONDITIONS

All terms not otherwise defined herein shall have the meanings ascribed to them in the Basic Terms to which these Standard Conditions are attached.

1.License.

1.1.Grant of License. In consideration of the promises, representations, warranties, obligations, payments and agreements made or assumed by Licensee hereunder and subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and each applicable Operating Subsidiary during the Term an exclusive, non-sublicenseable (except as otherwise explicitly set forth in Section 1.4) license (the “License”) to: (a) utilize the Licensed Property in connection with the conversion, development and operation of Branded Retail Stores at each Authorized Location; and (b) advertise, publicize, market and sell Licensed Products and/or Affiliate Products (as defined in Section 2.1(e)) that have been cultivated, manufactured and/or produced by Licensee (or the applicable Operating Entity) pursuant to that certain License and Packaging Agreement entered into between Licensor and Licensee concurrently herewith (the “Packaging Agreement”) to customers through the Branded Retail Stores, in each case, all in strict compliance with Applicable Law (as defined in Section 6.2(c)).

1.2.License Acceptance. Licensee accepts the foregoing License and agrees to undertake the obligation to convert, develop and operate the Branded Retail Store at each Authorized Location using the Licensed Property, and to perform the obligations established herein in compliance with the terms and conditions of this Agreement. Licensee agrees to use commercially reasonable efforts to pursue the promotion and sales of Licensed Products at each Branded Retail Store in order to realize the maximum sales potential for the Licensed Products at each Branded Retail Store.

1.3.Exclusivity and Reservation of Rights. The License is limited to the right to develop and operate a Branded Retail Store at each Authorized Location and sell Licensed Products and Affiliate Products have been cultivated, manufactured and/or produced by Licensee (or the applicable Operating Subsidiary) pursuant to the Packaging Agreement to customers within or originating from such Branded Retail Store. Without limiting the foregoing, the License does not provide Licensee or any Operating Subsidiary with any right to (a) market and sell Licensed Products identified by the Licensed Property at any location outside the Territory, or (b) market or sell Licensed Products to any person or entity for resale or further distribution, except as Licensor may designate in writing.

Notwithstanding the exclusivity of the License, Licensee acknowledges and agrees that: (x) Licensor may grant licenses to use the Licensed Property that are the same or similar to the License to third parties outside the Territory; and (y) Licensor may grant licenses similar to the License to other parties in the Territory in the event that Licensee does not meet the goals and timelines set forth on Exhibit 6 (the “Retail Goals”). For the avoidance of doubt, in the event Licensee does not meet the Retail Goals after being provided prior written notice of such default from the Licensor, Licensor may open or authorize others to open retail cannabis stores that are branded and identified by the Licensed Property (“Other Branded Stores”) in the Territory at any time or at any location regardless of the proximity to any Authorized Location.

1.4.Sublicensing. Licensee shall have no right to, and shall not, sublicense to any third party any right licensed to it under this Agreement unless and until Licensor has approved in writing such third party and such sublicense and such third party has executed a sublicense agreement in form and substance acceptable to Licensor (in Licensor’s sole discretion). However, Licensee shall have the right to sublicense the rights granted under this Agreement to one or more of its subsidiaries or affiliates that is engaged in providing retail cannabis products in the Territory and that owns and/or operates license(s) to retail such cannabis products in compliance with all applicable Laws (including Portugal local licensing laws) (each an “Operating Subsidiary” and collectively the “Operating Subsidiaries”) as may be required by local law to effectuate the operation of each Branded Retail Store as contemplated herein.

2.Obligations of Licensee.

2.1.Branded Retail Store.

(a)Site Under Control. Licensee shall be solely responsible for purchasing or leasing the premises located at each Authorized Location, including, but not limited to, evaluating, negotiating and entering into the purchase and sale agreement or the lease for the Branded Retail Store. Licensor does not make any guarantees concerning the success of the Branded Retail Store.

(b)Conversion. Licensee shall be solely responsible for constructing, converting and equipping and maintaining (or causing the Operating Subsidiary to maintain) each Branded Retail Store in compliance with Applicable Law; provided, that the store design and planogram, as well as the contractor(s) retained to perform the initial conversion and/or construction of each Branded Retail Store (such contractor(s), the “Approved Contractors”), must be approved in writing by Licensor. Without limiting the foregoing, Licensee shall be responsible for the costs of the initial conversion and/or construction of the Branded Retail Store (the “Initial Construction Costs”), including, but not limited to: (i) having prepared and submitted for approval by applicable governmental authorities plans and specifications for the construction of the Branded Retail Store; (ii) completing the construction and/or remodeling, equipment, fixtures, furniture and sign installation and decorating the Branded Retail Store in full and strict compliance with all applicable ordinances, building codes and permit requirements without any unauthorized alterations; (iii) obtaining all customary contractors’ sworn statements and partial and final waivers, obtaining all necessary permits, licenses and architectural seals and complying with applicable legal requirements relating to the building, signs, equipment and premises; and (iv) obtaining and maintaining all required zoning changes, building, utility, health, sanitation, and sign permits and licenses and any other required permits and licenses. Licensor shall manage the Approved Contractors in connection with the initial construction and/or conversion of each Branded Retail Store in exchange for a fee (the “Construction Management Fee”) in an amount equal to [***] of the Initial Construction Costs, which Construction Management Fee shall be payable from time to time as and when payments are made to the Approved Contractors.

(c)Maintenance. The building, equipment, fixtures, furnishing, signage and trade dress (including the interior and exterior appearance) employed in the operation of each Branded Retail Store must be maintained solely by Licensee in a neat, clean, sanitary and safe condition and in compliance with Applicable Law.

(d)Staffing & Licensee Representative. Licensee acknowledges Licensee is responsible for the control and management of each Branded Retail Store, including, but not limited to, the hiring and discharging of employees, setting work schedules, maintaining all employment records and setting and paying wages and benefits of its employees in accordance with Applicable Law. Licensee acknowledges that Licensor has no power, responsibility or liability in respect to the hiring, discharging or employees, setting work schedules, maintaining all employment records or setting and paying of wages or related matters. Licensee agrees to employ a team of individuals whose services shall be dedicated to the operation of the Branded Retail Store.

(e)Dedicated Retail Space. On a continuous basis throughout the Term, Licensee agrees to dedicate up to [***] percent (the “Dedicated Space Requirement”) of the Branded Retail Store to the sale of Licensed Products or other products and merchandise of affiliates that are designated in writing by Licensor (such other products and merchandise, “Affiliate Products”).  Licensee shall have the right to elect whether to meet the Dedicated Space Requirement by dedicating and using up to [***] percent of the total shelf space, by square footage, of the Branded Retail Store for the sale of Licensed Products and/or Affiliate Products, or by ensuring that up to [***] percent of all products and merchandise SKUs offered for sale at the Branded Retail Store are Licensed Products and/or Affiliate Products. The prices for Licensed Products and Affiliate Products shall be established by Licensee after good faith consultation with Licensor; provided that such prices shall: (i) be informed by the average retail rates charged for similar products by similarly situated retail cannabis stores in the Territory; and (ii) shall not be less than the minimum retail rate for such licensed products at Other Branded Stores outside the Territory without Licensor’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If, after the Effective Date, there is a change in Applicable Law under which Licensee is permitted to dedicate [***] percent or more of the Branded Retail Store to the sale of Licensed Products, then Licensee agrees that the Dedicated Space Requirement shall be met by dedicating at least [***] percent of the Branded Retail Store to the sale of Licensed Products and Affiliate Products.

(f)Use of Licensed Property. Pursuant to the license granted herein and subject to Applicable Law, Licensee agrees to use the name “Cookies” as the trade name of each Branded Retail Store and Licensee may not use any other mark or words to identify a Branded Retail Store without Licensee’s prior written consent. Licensee may also use the Marks on various promotional materials, such as business cards and stationery, provided Licensee: (i) accurately depicts the Marks on the materials as prescribed by Licensor; (ii) does not use the Marks in connection with any other trademarks, service marks, design marks or trade names unless Licensor specifically approves such use in writing prior to such use; and (iii) makes available to Licensor a copy of any materials depicting the Marks. The Licensor acknowledges and agrees that the Branded Retail Store shall comply with Applicable Law with respect to the ownership and operation of a registered pharmacy within the Territory.

(g)Delivery Services. If Licensee or any Branded Retail Store desires to offer delivery service to customers, such delivery services must comply with Applicable Law. Any sales of Licensed Products and/or Affiliate Products from delivery services must be included in Gross Revenues for purposes of the License Fees.

2.2.Sales Plans. Licensee and Licensor agree to work in good faith to develop a sales plan each quarter during the Term (each, a “Sales Plan”).

2.3.Inventory Requirements. Licensee shall open each Branded Retail Store fully stocked and agrees to use commercially reasonable effort to maintain an inventory of products, merchandise, materials and supplies that will permit operation of the Branded Retail Store at a commercially reasonable capacity.

2.4.POS System. Licensee must utilize or otherwise purchase a POS system (the “POS System”) for use in each Branded Retail Store that includes all hardware and software necessary to accurately track, record and analyze sales, inventory, product usage and tax information in connection with the operation of the Branded Retail Store. Upon reasonable request from Licensor, Licensee agrees to share data and information from the POS System concerning the Licensed Products, Affiliate Products and the Branded Retail Store in order to assist Licensor and its affiliates with forecasting demand and implementing pricing and marketing strategies for the sale of the Licensed Products and Affiliate Products.

2.5.Website. Licensee must abide by Licensor’s website standards as communicated to Licensee within thirty (30) days after the Effective Date and subject to update from time to time by Licensor (the “Website Standards”) in connection with advertising the Branded Retail Store on the Internet.  Without limiting the Website Standards, Licensee may not set up a separate web site for the

Branded Retail Store unless Licensee: (a) obtains Licensor’s prior written consent (which Licensor may withhold in its sole discretion), and (b) complies with any terms and conditions that Licensor may impose for the operation of such web site.

2.6.Compliance with Law; Licenses and Permits. Licensee must at all times maintain, manage and operate each Branded Retail Store in strict compliance with all applicable federal (other than federal laws related to cannabis) and Portuguese local laws (collectively, “Applicable Law”). Licensee must secure and maintain in full force and effect all required licenses, permits and certificates relating to each Branded Retail Store.

3.Support Services. During the Term, Licensor shall provide the support services set forth on Exhibit 5 (the “Support Services”), as amended from time to time upon the mutual written consent of Licensor and Licensee.

4.Intellectual Property.

4.1.Ownership. Licensee acknowledges and agrees that the Licensed Property is owned solely and exclusively by Licensor. Licensee may not, during or after the Term of this Agreement, engage in any conduct directly or indirectly that would infringe upon, harm or contest Licensor’s rights in any of the Licensed Property or the goodwill associated therewith, including any use of the Licensed Property in a derogatory, negative, or other inappropriate manner in any media, including but not limited to print or electronic media.

4.2.Promotional Value & Goodwill. Licensee acknowledges any and all goodwill arising from Licensee’s use of the Licensed Property under this Agreement will inure to Licensor’s sole benefit, except that any goodwill directly attributed to each Branded Retail Store shall be inure to both Licensee’s and Licensor’s benefit.

4.3.Use. Licensee may use the Licensed Property only in association with the Licensed Products and uses pursuant to the terms and conditions of this Agreement. Licensee must comply with all trademark, service mark, design mark and copyright marking requirements in connection with its use of the Licensed Property.

4.4.Litigation. In the event any person or entity improperly uses or infringes the Licensed Property or challenges Licensee’s use, or Licensor’s use or ownership of the Licensed Property, Licensor will control all litigation and will have the right to determine whether suit will be instituted, prosecuted or settled, the terms of any settlement and whether any other action will be taken. Licensee must promptly notify Licensor of any such use or infringement of which Licensee becomes aware or any challenge or claim arising out of Licensee’s use of any Licensed Property. Licensee must take reasonable steps, at Licensor’s expense, to assist with any action undertaken by Licensor. Licensor will be responsible for its fees and expenses with any such action, unless the challenge or claim results from Licensee’s misuse of the Licensed Property in violation of this Agreement, in which case Licensee must reimburse Licensor for its fees and expenses.

4.5.Changes. Licensee may not make any changes or substitutions to the Marks unless directed by Licensor in writing. Licensor reserves the right to change the Marks and other Licensed Property at any time. Upon receipt of written notice from Licensor to change the Marks, Licensee shall cease using the former Marks and commence using the new Marks.

5.Fees, Reporting and Audit Rights.

5.1.License Fee. During the Term, and in consideration of the rights granted to Licensee hereunder, Licensee shall pay to Licensor a fee (the “License Fee”) each month equal to [***] percent of Net Sales during such month.

5.2.Marketing Contribution Fee. During the Term, and in further consideration of the rights granted hereunder, Licensee shall pay to Licensor a fee (the “Marketing Contribution Fee”) each month equal to [***] percent of Net Sales during such month.

5.3.Certain Definitions.  For purposes of this Agreement:

(a)“Net Sales” shall mean Gross Sales (as defined below) less only Allowable Deductions (as defined below).

(b)“Gross Sales” means all revenues derived from the sale of all products in connection with the operation of the Branded Retail Store in any manner (including, but not limited to, revenues from delivery services) determined in accordance with International Financial Reporting Standards.

(c)“Allowable Deductions” means: (a) returns supported by credit memos actually issued to a customer; and (b) taxes or other governmental charges that are charged on top of the listed retail price paid by consumers for Licensed Products and actually paid in connection with the sale of each Licensed Product.

Other than Allowable Deductions, there shall be no deductions from or reductions of Net Sales of any kind.

5.4.Computations and Remittances. Except as otherwise agreed in writing by Licensor, Licensee must compute all License Fees and Marketing Contribution Fees due and owing from each Branded Retail Store for month during the Term. Licensee must remit all License Fees and Marketing Contribution Fees for each monthly during the Term to Licensor on or before 5:00 p.m., Pacific time, on the thirtieth (30th) day following the last day of the preceding month. Upon mutual agreement, the parties may change the reporting and/or remittance day of the week for any or all amounts. Licensee must certify the computation of the License Fees and Marketing Contribution Fees for each month in the manner and form Licensor may specify from time to time, and Licensee must supply to Licensor any supporting or supplementary materials as Licensor reasonably requires to verify the accuracy of remittances.

5.5.Electronic Transfer of Funds. RESERVED.

5.6.Interest Charges; Late Fees. Any and all amounts that Licensee owes to Licensor will bear interest at the rate of [***] percent per annum or the maximum contract rate of interest permitted by governing law, whichever is less, from and after the date of accrual.

5.7.Licensee’s Records. During the Term and for a period of time equal to the longer of (a) the period of time required by the applicable taxation authorities to whose jurisdiction Licensee and any Branded Retail Store is subject, or (b) five (5) years after the expiration or termination thereof, Licensee, will maintain accurate records of all transactions related to this Agreement and/or Licensee’s rights and/or obligations hereunder, including, but not limited to, the information contained in the License Fee Report (as defined in Section 5.8).

5.8.Reports. Licensee will prepare and deliver to Licensor a License Fee report (the “License Fee Report”) in Licensor’s standard License Fee Report form in substantially the form attached hereto as Exhibit 4, which such changes as may be agreed upon by Licensee and Licensor from time to time, by the fourth (4th) day of each month during the Term. Licensor shall have the right to request that Licensee submit to Licensor within ninety (90) days after the end of each fiscal year during the Term a detailed balance sheet, profit and loss statement and statement of cash flows for such fiscal year for the Branded Retail Store.

5.9.Audit. Licensor or its authorized representatives have the right during ordinary business hours, upon seventy-two (72) hours prior written notice, and in any event not more than two (2) times per calendar year during the Term, to evaluate, copy and audit Licensee’s books and records solely as they relate to this Agreement and the sale of products from each Branded Retail Store. In the event that any such evaluation or audit reveals any understatement of [***] percent or more of Net Sales and/or the License Fees and/or Marketing Contribution Fees, Licensee must pay for the audit. Furthermore, if Licensee intentionally understates or underreports Net Sales and/or the License Fees and/or Marketing Contribution Fees at any time, in addition to any other remedies provided for in this Agreement, at law or in equity, Licensor shall have the right to terminate this Agreement immediately. Licensor will use commercially reasonable efforts to keep its financial books, records and reports confidential, unless the information is requested by tax authorities or used as part of a legal proceeding. Notwithstanding the foregoing, Licensor shall have the right to share Licensee’s or any Operating Subsidiary’ s financial books, records and reports with its affiliates and the attorneys, advisors, accountants, investors, partners, consultants, agents and representatives of Licensor and their affiliates, including, without limitation, in connection with a potential sale of all or a portion of the ownership interests or assets (including the rights under this Agreement) of Licensor or their affiliates, whether pursuant to a private or public offering or otherwise.

6.Representations Warranties; Certifications; Covenants; Indemnities.

6.1.Licensor’s Representations and Warranties. Licensor represents and warrants that:

(a)it is a corporation duly organized under applicable law and that it has the full right, power and authority to enter into and to perform this Agreement and to grant the rights licensed to Licensee pursuant to Section 1.1.

(b)it has all requisite corporate power and authority to enter into this Agreement to which it is a party and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Licensor. This Agreement has been duly executed and delivered by Licensor and, assuming the due authorization, execution and delivery by the Licensee, this Agreement constitutes the valid and binding obligations of Licensor, enforceable against Licensor in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity; and

(c)the execution and delivery by Licensor of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the organizational documents of Licensor, or (ii) any Applicable Law in a manner that would materially impact the enforceability of this Agreement.

6.2.Licensee’s Representations, Warranties, Certifications and Covenants.Licensee represents, warrants, certifies, covenants and agrees that at all times during the Term:

(d)It has the full right, power and authority to enter into and to perform this Agreement;

(e)It will provide, promote and market each Branded Retail Store in conformity in all material respects with all Applicable Law, consistent with industry practices, and in such a manner that will reflect positively on the business reputation of Licensor, on the Licensed Property and the associated goodwill;

(f)It and all others authorized by it or acting on its behalf in connection with each Branded Retail Store will comply at all times with all Applicable Law;

(g)It will not harm or misuse the Licensed Property or bring the Licensed Property into disrepute;

(h)It will use commercially reasonable efforts to sell each Licensed Product subject to the terms and conditions of this Agreement;

(i)(i) neither it nor any Licensee Party is named, either directly or by an alias, pseudonym or nickname, on the lists of “Specially Designated Nationals” or “Blocked Persons” maintained by the U S Treasury Department’s Office of Foreign Assets Control currently located at www.treas gov/offices/enforcement/ofac/, (ii) it will not, and it will cause each Licensee Party not to, take any action that would constitute a violation of any Applicable Law against corrupt business practices, against money laundering and/or against facilitating or supporting persons or entities who conspire to commit acts of terror against any person or entity, including as prohibited by the US Patriot Act (currently located at www.epic.org/pnvacv/terrorism/hr3162.htmll.) US Executive Order 13244 (currently located at www.treasgov/offices/enforcement/ofac/sanctions/terrorism.html) or any similar laws, and (iii) it shall immediately notify Licensor in writing of the occurrence of any event or the development of any circumstance that might render any of the foregoing representations and warranties in this subsection (e) false, inaccurate or misleading; and

(j)No representation, warranty or other statement made by Licensee in connection with this Agreement, or in any report or other communication provided by Licensee to Licensor in contemplation of, pertaining to or otherwise in connection with this Agreement, contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

6.3.Licensor’s Indemnity. Licensor shall indemnify and hold harmless Licensee, each Operating Subsidiary, and each of their respective owners, directors, officers, members, partners, shareholders, affiliates, employees, insurers, successors and assigns (collectively, the “Licensee Parties”) from any and all losses, liabilities, damages, fines, judgments, settlements, costs and expenses (including, without limitation, reasonable counsel fees and costs, whether or not in connection with litigation) to the extent arising out of any third party claims or suits brought or made against Licensee alleging the use by Licensee of the Licensed Property as authorized by Licensor pursuant to this Agreement infringes third party intellectual property rights (a “Covered Claim”). Notwithstanding the foregoing, in no event shall Licensor have any obligations or liability under this Section 6.3 to the extent such Covered Claim is caused by or results from: (a) any items covered by Licensee’s indemnification obligations under Section 6.4; (b) Licensee’s modifications to the Licensed Property; (c) Licensee’s combination or use (or any combination or use of the Licensed Property with any products, services, or other intellectual property of any kind not provided or approved by Licensor; (d) Licensee’s or any of its affiliates’ unauthorized use of the Licensed Property; or (e) Licensee’s breach of this Agreement. Licensee shall provide Licensor with prompt written notice of any such Covered Claim and will provide reasonable cooperation and assistance to Licensor relative to any such Covered Claim. Licensor shall have the option to undertake and conduct the defense of any suit so brought. If Licensor undertakes such defense and Licensee nevertheless retains its own counsel to monitor such defense, Licensee shall be solely responsible for the fees and any other expenses related to such counsel. Furthermore, Licensor hereby agrees to indemnify and hold the Licensee Parties from and harmless against any Losses arising out of (i) any breach of a term, condition, representation and/or warranty made by Licensor hereunder; and (ii) any defect in the Licensed Products and/or Affiliated Products caused by the gross negligence or willful misconduct of Licensor.

6.4.Licensee’s Indemnity. Licensee shall indemnify and hold harmless Licensor and its owners, directors, officers, members, partners, shareholders, affiliates, employees, insurers, successors and assigns (collectively, the “Licensor Parties”) from any and all losses, liabilities, damages, fines, judgments, settlements, costs and expenses (including, without limitation, reasonable counsel fees and costs, whether or not in connection with litigation) arising out of any claims, demands, actions, suits or other proceedings brought or made against the Licensor Parties in relation to any of the following:

(a)the breach by Licensee of any warranty, representation, covenant or obligation of Licensee hereunder;

(b)any unauthorized use by the Licensee Parties of the Licensed Property;

(c)any infringement or violation of any third-party intellectual property rights by or on behalf of any Licensed Party;

(d)the operation of any Branded Retail Store;

(e)any damages to property or injuries to persons arising out of the operation of any Branded Retail Store;

(f)any violation of Applicable Law as it relates to any Branded Retail Store or any Licensee Party’s business; and/or

(g)any tax or federal penalty related to any Branded Retail Store and/or any Licensee Party’s business.

Licensee shall have the option to undertake and conduct the defense of any suit so brought. If Licensee undertakes such defense and Licensor nevertheless retains its own counsel to monitor such defense, Licensor shall be solely responsible for the fees and any other expenses related to such counsel.

7.Insurance.

7.1.General. Licensee, or each of its applicable Operating Subsidiaries, shall maintain adequate insurance at its own expense throughout the Term, and for such period as to cover the statute of limitations, to cover any general liability, product liability and advertising injury liability such party may incur in connection with or as a result of the performance of its obligations under this Agreement. Such insurance coverage level shall include, at a minimum:

(a)Commercial General Liability.  Commercial General Liability not less than [***] each occurrence and

[***] in the aggregate. Commercial General liability on a coverage form customary & typical for the products each party sells and such party’s operations. Commercial General Liability insurance shall include additional insured protection in favor of the other party. Additional insured endorsement shall be provided by ISO form CG 20 26 or an equivalent substitution.

(b)Product Liability. Product/Completed Operations Liability limits not less than [***] each occurrence and [***] in the aggregate per product liability coverage form customary & typical for the products each party sells and such party’s operations.

(c)Workers Compensation and Employers Liability. Insurance in compliance with applicable state laws, with Employers’ Liability limits of not less than the following: Accident [***] Each Accident; Disease [***] Each Employee; Disease [***] Policy Limit.

7.2.Additional Insured. Licensee, or each of its applicable Operating Subsidiaries, shall name Licensor as an Additional Insured under the products liability and umbrella policies referenced above and such coverage shall contain a waiver of subrogation. Upon request, Licensee and/or each Operating Subsidiary shall provide Licensor with certificates of insurance showing the required coverages and additional insured status. If a party’s insurance policy is to be cancelled or changes are to be made by insured or insurer that will affect the coverage required by this Agreement, such party shall provide Licensor with at least ten (10) days prior written notice of such cancellation or change at the addresses set forth in Section 11.3.

7.3.Compliance. A party’s compliance with this Section 7 in no way affects such party’s indemnity obligations under this Agreement, except to the extent that such party’s insurance company actually pays the other party amounts which the party would otherwise be obligated to pay to the other party.

8.Termination.

8.1.Termination.

(a)Immediate Right to Terminate Agreement.

(i)Licensor shall have the right in its sole discretion to terminate this Agreement immediately upon written notice to Licensee in the event of an Event of Default which is not cured within thirty (30) days of notice by the Licensor to the Licensee of the Event of Default.

(ii)Licensee shall have the right in its sole discretion to terminate this Agreement immediately upon prior written notice to Licensor upon the occurrence of: (1) the commencement of any bankruptcy or insolvency proceeding by or against Licensor; (2) the filing of any articles of dissolution or its equivalent for Licensor; (3) Licensor or a Licensor Party is convicted of (or pleads no contest to) any misdemeanor or felony that brings or tends to bring the Branded Retail Store into disrepute or impairs or tends to impair the reputation or the goodwill of the Branded Retail Store; or (4) Licensor commits a material breach of any provision of this Agreement with respect to the provision of Licensed Property to the Licensee and fails to correct such breach within thirty (30) days after written notice of such breach from Licensor.

(b)Right to Terminate Subject to Cure. Without limiting Section 8.1(a) and Section  8.3, each Party will have the right to terminate this Agreement if the other party breaches any material term of this Agreement which breach is of a curable nature; provided, that the breaching party has failed to cure any such breach within thirty (30) days after written notice of breach from the non--breaching party (unless a different cure period is specifically provided with respect to such breach elsewhere in this Agreement, in which event, the cure period specified for such breach elsewhere in this Agreement shall apply).

(c)Right to Terminate Upon Consent. This Agreement may be terminated immediately upon the mutual written consent of Licensor and Licensee.

8.2.Effect of Termination.

(a)Security Interest in Licensed Products. In the event of the termination of this Agreement by Licensor for any of the reasons set forth in Section 8.1, no creditor, agent, representative, receiver or trustee of Licensee shall have the right to dispose of any Licensed Products without the prior written consent of Licensor.

(b)Limited Sell-Off Rights. Upon expiration of this Agreement, Licensee shall have the right, for a period of [***] months after expiration of this Agreement (the “Sell-Off Period”), to dispose of remaining Licensed Products and Affiliate Products then in inventory, solely if the following conditions are met: (i) Licensee has paid all monies owed to Licensor as of the expiration date; (ii) Licensee provides to Licensor a written inventory statement specifying the number of each of the Licensed Products and Affiliate Products in Licensee’s inventory as of the date of termination; and (iii) Licensee shall continue to adhere during the Sell--Off Period to all of the provisions of this Agreement, including, without limitation, those relating to the payment of the License Fees to be calculated on Net Profit.

(c)Reversion of Rights. Upon termination of this Agreement, all of Licensee’s rights to the use of the Licensed Property pursuant to the License or otherwise, all other rights and licenses granted hereunder, and the right and license to conduct--business using the Licensed Property at each Authorized Location shall revert to Licensor without further act or deed of any party, and Licensee and each Licensee Party will not, subject to Section 8.2(b), reproduce, manufacture, market, sell, offer for sale or distribute any Licensed Product.

(d)Branded Retail Store. Upon termination of this Agreement, Licensee shall promptly, at its sole cost and expense, remove or obliterate all Branded Retail Store signage, displays or other materials (electronic or tangible) in its possession at the Authorized Location or elsewhere that bear any of the Licensed Property or names or material confusingly similar to the Licensed Property and so alter the appearance of the Branded Retail Store as to differentiate the Branded Retail Store unmistakably from duly licensed retail stores identified by the Licensed Property. If Licensee refuses or fails to comply with the provisions of the preceding sentence within thirty (30) days after termination of this Agreement, Licensee acknowledges and agrees that Licensor has the right to enter each Authorized Location and remove all signage, displays or other materials in Licensee’s or a Licensee Party’s possession at each Authorized Location or elsewhere that bear any of the Licensed Property or names or material confusingly similar to the Licensed Property, and Licensee must reimburse Licensor for its costs incurred.

(e)No Damages for Termination. Neither party shall be liable to the other for damages of any kind, including incidental or consequential damages, on account of the expiration or termination of this Agreement and each party waives any right it may have to receive any compensation or reparations on account thereof. Without limiting the generality of this Section 8.2(e), neither party will not be liable to the other, on account of such expiration or termination, for reimbursement of damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by either party or for any reason whatsoever based upon or growing out of such expiration or termination.

(f)Non-Exclusive Remedy. The exercise by any party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

(g)Survival. Notwithstanding anything else in this Agreement to the contrary, in the event of expiration or termination of this Agreement, each of Licensee and Licensor will remain liable for its respective obligations pursuant to this Agreement or any other agreement between Licensee and Licensor or any affiliate that expressly or by their nature survive the expiration or termination of this Agreement, including, without limitation, accounting and payment of License Fees accrued and owed to Licensor, the provisions relative to confidentiality, any restrictive covenant contained herein, the indemnification provisions herein and any damage or liability resulting from the breach of any representation and warranty made herein. Within ten (10) days of the termination date, each party shall deliver to the other party any and all items designated as Confidential Information of the other party and continue to comply with confidentiality provisions of Section 11.18 below. Each party covenants and agrees that, after the Agreement is terminated for any reason, neither it nor any of its respective affiliates shall in any way, directly or indirectly, alone or in concert with other, cause, express or cause to be expressed, orally or in writing, any remarks, statements, comments, or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be derogatory or critical of, or negative toward the other party, the Licensed Property or the Licensed Products.

8.3.Events of Default. Each and any of the following shall be considered a default or breach under this Agreement (each, and “Event of Default”):

(a)Licensee fails to pay any License Fees when due under this Agreement and such failure has not been cured within thirty (30) days;

(b)Licensee intentionally understates or underreports any Net Sales or License Fees or Marketing Contribution Fees required to be paid pursuant to this Agreement;

(c)Licensee has any license or permit associated with the Branded Retail Store or its obligations as contemplated herein revoked, suspended, or otherwise penalized and such license or permit is not restored and brought into full compliance with Applicable Law within thirty (30) days thereafter or such other license or permit is associated with the Branded Retail Store in substitution thereof;

(d)The occurrence of: (i) the commencement of any bankruptcy or insolvency proceeding by or against Licensee; or (ii) the filing of any articles of dissolution or its equivalent for Licensee;

(e)Licensee or Licensee Party is convicted of (or pleads no contest to) any misdemeanor or felony that brings or tends to bring any of the Licensed Property into disrepute or impairs or tends to impair the reputation or the goodwill of any of the Licensed Property or the Branded Retail Store;

(f)If any of Licensee or any Licensee Party breaches any provision or covenant of this Agreement and fails to cure the same within thirty (30) days after written notice thereof, as determined by Licensor in its reasonable discretion; provided, however, if such breach is not reasonably capable of being cured within thirty (30) days, Licensee shall have such additional period of time as is reasonably required to cure such breach provided that Licensee commences to cure such breach with thirty (30) days and diligently prosecutes the same to completion;

(g)If any owner of, or party with a financial interest in, any Operating Subsidiary is disqualified for any reason under Applicable Law from owning or having a financial interest in such Operating Subsidiary under Applicable Law; provided, however, that Licensee shall have sixty (60) days after written notice thereof from the applicable Governmental Authority to purchase the interest of such party or cause such Governmental Authority to rescind such disqualification;

(h)If Licensee or any Operating Subsidiary violates Applicable Law, which violation is not cured within thirty (30) days of such violation; provided, however, if such violation is not reasonably capable of being cured within thirty (30) days, Licensee shall have such additional period of time as is reasonably required to cure such violation provided that Licensee commences to cure such violation with thirty (30) days and diligently prosecutes the same to completion;

(i)If Licensee undergoes a Change of Control without the prior written approval of Licensor, where “Change of Control” means: (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the applicable company representing fifty percent (50%) or more of the total voting power represented by the company’s then outstanding voting securities, whether by tender offer, or otherwise, (2) the consummation of a merger or consolidation of the applicable company with any other entity, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation. Notwithstanding the foregoing, Change of Control shall exclude any spin-out transaction or financing of Holigen Holdings Limited; or

(j)Any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity within the Territory (each, a “Governmental Authority”) issues a formal recommendation against, denies or revokes the issuance to Licensee of a medical or retail cannabis business license, which recommendation cites the participation of the any of the Licensee Parties as a factor in the decision, or the Governmental Authority conditions the issuance of a medical or retail cannabis business license on disassociation by Licensee or any Licensor Party from any of the Licensee Parties, and Licensee fails to cure within thirty (30) days after written notice thereof.

9.Option to Purchase.

9.1.Purchase Option. During the period of time commencing on the Effective Date and ending on the date that that this Agreement is terminated (the “Purchase Window”), Licensee hereby grants to Licensor the option to purchase (the “Purchase Option”), in Licensor’s sole discretion, (a) all of the ownership interests in each Operating Subsidiary, and/or (b) or all of the assets, tangible and intangible (including, without limitation, all land, building, equipment, fixtures, signage, furnishings, supplies, leasehold improvements, licenses, permits and inventory) of the Licensee Parties that are related solely to each and any Branded Retail Store (collectively, the “Purchased Interests or Assets”); provided, that in the event that Licensee terminates this Agreement pursuant to Section 9.1(b), the Purchase Window will be extended for a period of [***] months after such termination. The Purchase Option shall be exercised in writing from Licensor to Licensee (the “Purchase Notice”).

9.2.Purchase Price. The purchase price for the Purchased Interests or Assets (the “Purchase Price”) shall be determined by a qualified appraiser or appraisers (to the extent that Licensor and Licensee mutually agree that it would be prudent to retain an appraiser to appraise the value real property and another appraiser to appraise a Branded Retail Store’s other assets) mutually agreed upon in writing by Licensor and Licensee within thirty (30) days of Licensee’s receipt of the Purchase Notice. If Licensor and Licensee cannot agree upon the selection of an appraiser(s), each shall designate an appraiser within forty-five (45) days of Licensee’s receipt of the Purchase Notice to appraise the Purchased Interests or Assets. If the appraised values of the Purchased Interests or Assets established by the two (2) appraisals are within ten percent (10%) of each other, the Purchase Price shall be the average of the two (2) appraised values. If the appraised values of the Purchased Interests or Assets established by the two (2) appraisals are not within ten percent (10%) of each another, the appraisers shall together designate a third appraiser to conduct a third appraisal of Purchased Interests or Assets. In such event, the Purchase Price shall be determined by averaging the appraised values established by all three (3) appraisals. The appraised value of the Purchased Interests or Assets established by the appraiser(s) shall, with respect to each Branded Retail Store, be the reasonable fair market value of the assets of such Branded Retail Store based on their continuing use in, as, and for the operation of such Branded Retail Store and each appraiser will designate a price for each category of asset (e.g., land, building, equipment, fixtures, etc.), but shall not include the value of any goodwill of the business that is attributable to the Licensed Property. If a party does to select an appraiser pursuant to the procedures and timelines set forth in this Section 9.2, the appraisal delivered by the other party’s designated appraiser shall be binding on the parties. Licensor or its designated purchaser and Licensee will each pay one-half of the appraisers’ fees and expenses.

9.3.Purchase Process. Upon delivery of the Purchase Notice, Licensor or its designated purchaser shall have a reasonable period of time to perform due diligence with respect to the Purchased Interests or Assets. Licensee shall make available to Licensor and its designated purchaser and their respective attorneys, advisors, accountants, investors, partners, consultants, agents and representatives all usual and customary due diligence materials for such transactions, including, with limitation, its books and records, its personnel, properties, contracts and all other information, documents and data, including information pertaining to each Branded Retail Store’s customers, suppliers, vendors, marketing strategies and past, current, and new products. After receipt of the appraisal report(s), Licensor or its designated purchaser and Licensee shall work diligently to prepare and, upon Licensor’s election, execute, a purchase and sale agreement for the Purchased Interests or Assets (the “Purchase Agreement”). The Purchase Agreement shall incorporate terms and conditions for other similar purchase transactions including, without limitation, representations and warranties, covenants and indemnities from the applicable Licensee Parties to Licensor or its designated purchaser. The Purchase Price shall be paid in stock or other ownership interests in Licensor or another entity formed by Licensor for such purpose; provided, that Licensee and Licensor may mutually agree on another method of payment, whether cash, stock or some combination. For the avoidance of doubt, Licensor or its designated purchaser shall have the right to elect, in its sole and absolute discretion, whether or not to proceed with the purchase and sale transaction. If Licensor or its designated purchaser elects not to proceed with the purchase transaction, Licensor shall continue to have the Purchase Option with respect to the Purchased Interests or Assets until the end of the Purchase Window. If Licensor or its designated purchaser elects to proceed with the purchase transaction, Licensor or its designated purchaser and the applicable Licensee Parties (including any equity holders of any Licensee Party) shall close the purchase and sale transaction in a commercially reasonable time and manner. Licensor’s interest in the assets of the Branded Retail Store will constitute a lien thereon and may not be impaired or terminated by the sale or other transfer of any of those assets to a third party. Upon exercise of the Purchase Option and tender of Purchase Price by Licensor or its designated purchaser, Licensee agrees to sell, assign and deliver, and cause its owners, interest holders affiliates to sell, assign and deliver, the Purchased Interests or Assets to Licensor or its designated purchaser free and clear of all encumbrances, and to execute and deliver, and cause its owners, interest holders affiliates to execute and deliver, to Licensor or its designated purchaser the Purchase Agreement, bill of sale and such other documents as may be commercially reasonable and customary to effectuate the sale and transfer of the Purchased Interests or Assets.

9.4.Assignment of Purchase Option. Licensor may assign the Purchase Option to an affiliate or affiliates in its sole discretion. Licensee may assign this Agreement to a wholly owned affiliate or affiliates in its sole discretion.

9.5.Exclusive Transaction. Prior to the expiration of the Purchase Window, neither Licensee or any other Licensee Party shall, directly or indirectly, whether through any of its joint venturers, partners, shareholders, members, directors, agents or representatives or otherwise, solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept, or consider any proposal of any other person or entity relating to the purchase of a Branded Retail Store, any of the Operating Subsidiaries or the assets of any of the Operating Subsidiaries, whether in whole or in part, directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory in the ordinary course of business) other than Licensor. In addition, Licensee shall immediately notify Licensor of any contact between Licensee, any of the Operating Subsidiaries or any other Licensee Party regarding any such offer or proposal or any related inquiry, and if such communication is made in writing any Licensee Party or any of their respective representatives of affiliates shall furnish a copy thereof to Licensor.

9.6.License and Packaging Agreement. In the event Licensor exercises the foregoing Purchase Option, the Parties agree that the License and Packaging Agreement, dated as of the Effective Date, shall continue in force for a minimum period of twelve (12) months (subject to any right to terminate such agreement pursuant to its terms).

10.Dispute Resolution.

10.1.In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement (each, a “Dispute”), the party identifying the Dispute shall provide notice setting forth the grounds for the Dispute to the other party. The parties shall attempt in good faith to resolve the Dispute and shall conduct a meeting to resolve the dispute within fifteen (15) days after delivery of the Dispute notice pursuant to Section 11.3. If the parties do not resolve the Dispute within thirty (30) days following delivery of the Dispute notice, the Dispute shall be resolved by arbitration by the American Arbitration Association in a venue located in the City of San Francisco, State of California, USA, unless otherwise agreed upon by the parties, before a single arbitrator in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The prevailing party in the arbitration, as determined by the arbitrator, shall be awarded attorneys’ fees and costs in an amount determined by the arbitrator. If an arbitrator exceeds his or her powers by voiding or refusing to enforce any contracts or arbitration agreements between the parties based solely on the cannabis-related nature of the contract or in the event the right to arbitrate any dispute, claim or controversy arising out of or relating to this agreement is rendered invalid or unenforceable, the dispute, claim or controversy arising out of or relating to this agreement shall be subject to the exclusive jurisdiction of the state courts in the City of San Francisco, State of California, USA, unless otherwise agreed upon by the parties. Notwithstanding the foregoing, the parties agree that the following claims will not be subject to arbitration:

(a)Any action for declaratory or equitable relief, including, without limitation, seeking preliminary or permanent injunctive relief, specific performance, other relief in the nature of equity to enjoin any harm or threat of harm to such party's tangible or intangible property, brought at any time, including, without limitation, prior to or during the pendency of any arbitration proceedings initiated hereunder; and

(b)Any action in ejectment or for possession of any interest in real or personal property.

10.2.Upon the expiration or termination of this Agreement, each party, and each of their respective affiliates, may not assert any claim or cause of action against the other party or relating to this Agreement or the business of such party after the shorter period of the applicable statute of limitations or one (1) year following the effective date of termination of this Agreement; provided that where the one (1) year limitation of time is prohibited or invalid by or under any applicable law, then and in that event no suit or action may be commenced or maintain unless commenced within the applicable statute of limitations.

11.General Provisions.

11.1.Assignment/Transfer. Subject to the terms and conditions of this Section 11.1, this Agreement will bind and inure to the benefit of each party and their respective successors and permitted assigns. This Agreement is personal to Licensee and Licensor has entered into this Agreement with specific reliance upon Licensee’s financial and operational qualifications. Consequently, Licensee shall not voluntarily or by operation of law assign, sublicense, transfer, encumber or otherwise dispose of all or part of any right or privilege licensed to Licensee in this Agreement or delegate any of its obligations hereunder (collectively, “Transfer”) without Licensor’s prior written approval in its sole discretion.

11.2.Further Assurances. The parties agree and covenant that at any time, and from time to time, the parties shall promptly execute and deliver to the other party such further instruments and documents and take such further action as each party may reasonably require in order to carry out the full intent and purpose of this Agreement, and to comply with all Applicable Law.

11.3.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (1) when delivered by hand (with written confirmation of receipt); (2) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (3) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (4) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this section:

If to Licensor:	[***]

If to Licensee:	[***]

11.4.Electronic Transmission/Written Consents. The confirmed transmission by facsimile, e-mail or other electronic means of a signed copy of the signature page of this Agreement from one party hereto to the other party hereto or to such other party’s agent shall constitute delivery of this Agreement. The terms “written” and “in writing” as used in this Agreement, include facsimile, e--mail or other electronic means, provided that: (i) electronic transmissions to the party, has in effect reasonable measures to verify that the sender is the person purporting to have sent such transmission; and (ii) the transmission creates a record that can be retained, retrieved, reviewed, and rendered into clearly legible tangible form.

11.5.Relationship of the Parties. This Agreement creates an independent contractor relationship between the parties. Neither party is the agent, legal representative, partner, subsidiary, joint venturer or employee of the other party. Neither party may obligate the other party or represent any right to do so. This Agreement does not reflect or create a fiduciary relationship or a relationship of special trust or confidence. Without limiting the generality of the foregoing, Licensor shall have no liability in connection with or related to the products or services rendered Licensee, any Licensee Party, or any Branded Retail Store by any third party, even if the Licensor required, approved or consented to the product or service or designated or approved the supplier.

11.6.Waiver/Integration. No waiver by any party of any breach by the other party, nor any delay or failure by any party to enforce any provision of this Agreement, may be deemed to be a waiver of any other or subsequent breach or be deemed an estoppel to enforce a party’s rights with respect to that or any other or subsequent breach. This Agreement may not be waived, altered or rescinded, in whole or in part, except by a writing signed by Licensor and Licensee.

11.7.Governing Law. Subject to the Company’s rights under federal trademark laws, this Agreement and all related documents including all exhibits attached hereto and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of California, including the California Arbitration Act, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California. EACH PARTY ACKNOWLEDGES THAT: (I) EACH OF CALIFORNIA AND PORTUGAL HAS ENACTED CERTAIN LEGISLATION TO GOVERN THE CANNABIS INDUSTRY; AND (II) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF CANNABIS PRODUCTS IS ILLEGAL UNDER FEDERAL LAW. EACH PARTY WAIVES ANY DEFENSES BASED UPON ILLEGALITY OR INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF ANY DEFINITIVE AGREEMENT VIOLATING FEDERAL LAW. EACH PARTY HEREBY VOLUNTARILY AND UNCONDITIONALLY WAIVES, IN RELATION TO THIS AGREEMENT OR ANY ISSUE THEREUNDER: (A) ANY RIGHT OF REMOVAL OR APPEAL TO THE UNITED STATES FEDERAL DISTRICT COURTS, INCLUDING WITHOUT LIMITATION WAIVING THE RIGHT TO REMOVE TO FEDERAL COURT BASED ON DIVERSITY OF CITIZENSHIP; AND (B) ANY RIGHT TO COMPEL OR APPEAL ARBITRATION, TO CONFIRM ANY ARBITRATION AWARD OR ORDER, OR TO SEEK ANY AID OR ASSISTANCE OF ANY KIND IN THE UNITED STATES FEDERAL DISTRICT COURTS. Notwithstanding any provision to the contrary, this Agreement shall be enforced in accordance with California Civil Code §1550.5, namely, commercial activity conducted in compliance with California law and any applicable local standards, requirements, and regulations shall be deemed to be a lawful object of a contract and not contrary to, an express provision of law, any policy of express law, good morals, or public policy.

11.8.Venue. Any cause of action, claim, suit or demand allegedly arising from or related to the terms of this Agreement or the relationship of the parties that is not subject to arbitration under Section 10, must be brought in the state court located in San Francisco, California. Both parties hereto irrevocably submit themselves to, and consent to, the jurisdiction of said court. The provisions of this subparagraph will survive the termination of this Agreement. The parties are aware of the business purposes and needs underlying the language of this subparagraph and with a complete understanding thereof, agree to be bound in the manner set forth.

11.9.Jury Waiver. All parties hereby waive any and all rights to a trial by jury in connection with the enforcement or interpretation by judicial process of any provision of this Agreement, and in connection with allegations of statutory violations, fraud, misrepresentation or similar causes of action or any legal action initiated for the recovery of damages for breach of this Agreement.

11.10.Severability. In the event one or more clauses of this Agreement be held void or unenforceable for any reason by any court of competent jurisdiction, such clause or clauses will be deemed to be separable in such jurisdiction and the remainder of this Agreement is valid and in full force and effect and the terms of this Agreement must be equitably adjusted so as to compensate the appropriate party for any consideration lost because of the elimination of such clause or clauses. It is the intent and expectation of each of the parties that each provision of this Agreement will be honored, earned out and enforced as written. Consequently, each of the parties agrees that any provision of this Agreement sought to be enforced in any proceeding must, at the election of the party seeking enforcement and notwithstanding the availability of an adequate remedy at law, be enforced by specific performance or any other equitable remedy.

11.11.Entire Agreement. This Agreement and the exhibits, schedules and appendices attached hereto, which are incorporated by reference (a) supersedes any prior agreement, representation or promise of any kind, whether written, oral, express or implied, between the parties hereto with respect to the subject matters herein, and (b) constitutes the full, complete and exclusive agreement between the parties with respect to the subject matters herein.

11.12.Attorneys’ Fees . If any legal action or other proceeding is brought for the enforcement, or for breach of, this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs (including the costs of experts) incurred in any such action or proceeding, in addition to any other relief to which it may be entitled.

11.13.Amendment and Termination. Subject to Section 8, above, and except as otherwise expressly set forth herein (including as provided in the Exhibits hereto), this Agreement can only be amended or terminated by a writing signed by both a duly authorized representative of Licensor and Licensee. Any modification, consent, approval, authorization or waiver granted hereunder required to be effective by signature will be valid only if in writing executed by an authorized representative of each of Licensor and Licensee.

11.14.Captions. The captions of the Sections of this Agreement are for convenience only and shall not be considered or referred to in resolving questions of construction and/or interpretation.

11.15.Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.16.Guaranty. RESERVED.

11.17.Successors/Assigns. Subject to the terms of Section 11.1 hereof, this Agreement is binding upon and inures to the benefit of the administrators, executors, heirs, successors and assigns of the parties.

11.18.Duty of Confidentiality. Each party agrees to keep strictly confidential all Confidential Information (as defined below) and will not, without the express written authorization of the other party, disclose, copy, publish, distribute, transfer, market, use, misuse, alter or destroy any Confidential Information to any third person, firm, company, corporation or association for any purpose. Each party will maintain adequate internal safeguards to protect the Confidential Information of the other party, and each party warrants to the other party that any consultant of such party who gains access to Confidential Information of the other party shall have executed a form of agreement pursuant to which he, she or it is bound by the non-use and non-disclosure obligations of this Section 11.18. Each party is responsible for a breach of this Section 11.18 by any of its officers, directors, partners, members, owners, employees, contractors, affiliated companies, subsidiaries, agents and consultants. Each party further acknowledges and agrees that, if there is any question as to whether or not information obtained by such party from the other party constitutes Confidential Information, such party will confer with the other party regarding the status of the information prior to any disclosure and such party will not disclose such information without the express written authorization of the other party. Each party will not make use of the Confidential Information of the other party for the benefit of any other person, company, agency, or other entity. Each party will not permit access to the Confidential Information of the other party to any person, company, agency, or other entity that is not authorized in writing by the other Party to have access, observe, review, or receive the Confidential Information. The obligations imposed under this Section 11.18 shall survive the termination of this Agreement. For purposes of this Agreement, “Confidential Information” shall include (i) the terms of this Agreement, and (ii) any and all confidential and/or proprietary knowledge, data, methodology or information constituting, arising in connection with or relating to either party that is made available by such party to the other party either prior to or after the Effective Date, including, but is not limited to, the following:

(a)Any information concerning business opportunities or proposed transactions contemplated to be shared with or offered to a party by the other party;

(b)Technical, business, tax, legal, financial, customer, supplier, product and services information;

(c)Processes, formulas, methods, data, software, code, licenses, programs, know-how, improvements, discoveries, developments, inventions, innovations and techniques;

(d)Product and systems specifications, schematics, designs, software (including, without limitation, source codes and object codes), systems, concepts or new or improved products and other product or systems data;

(e)New and future products and system development and planning data;

(f)Business and strategic planning information and forecasts, projections, strategies, budgets, forecasts and other future corporate planning data;

(g)All information on the profitability and/or profit margins, financial records, statements, business plans, strategy plans, sales figures, sales reports, and internal memoranda;

(h)Costs of products and services;

(i)The names of past, current and prospective vendors and suppliers, information relating to costs, sales or services provided by such vendors and suppliers, and any current or prospective trade agreements between either party and its vendors and/or suppliers;

(j)Pricing and sales information, marketing strategies, advertising techniques;

(k)Lists and/or electronic databases of all past, current and prospective clients, including, without limitation, any information regarding the names, contact information, contact terms, sales histories, purchasing habits, contacts, credit status, pricing levels and all other Confidential Information relating to a party’s past, current and prospective clients and customers;

(l)Compensation paid to employees and other terms of employment, including employee personnel information;

(m)Proprietary hardware, proprietary software, licensing agreements for hardware and software, and research and development plans for future enhancements, upgrades or customization of software;

(n)Technical manuals and documentation, drafts and instructions and end users’ guides and manuals, maintenance manuals, schematics, programs, engineering and technical notes and drafts, mechanical drawings, blueprints and other engineering, mechanical or technical documentation (whether in draft or final form).

Confidential Information does not include: (i) information that has become generally known or available to the public through publication or otherwise through no violation of this Section 11.18 and that is not otherwise protected by copyright, trade secret or patent; (ii) information independently developed by a party without use of Confidential Information of the other party; (iii) information that a party can demonstrate by written records was known or in the possession of such party prior to disclosure by the other party; or (iv) information that a party is required to disclose by court order provided that such party uses all commercially reasonable efforts to limit such disclosure and to obtain confidential treatment.

11.19.Regulatory Savings. In the event any portion of this Agreement is deemed noncompliant with the Applicable Law (including, without limitation, the listing rules and regulations of the TSX Venture Exchange), the parties hereby agree to negotiate in good faith to make such modifications to this Agreement as necessary to satisfy the requirements of the Applicable Law; provided, that in the event any party objects to a modification proposed by the other party, the parties agree to immediately mediate the matter to resolve the dispute with the goal of amending the Agreement to satisfy the requirements of Applicable Law while preserving the commercial intention of the parties.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

LICENSOR:

COOKIES CREATIVE CONSULTING & PROMOTIONS, INC.,
a California corporation
By:
Name: Parker Berling
Title: Authorized Officer

LICENSEE:

RPK BIOPHARMA UNIPESSOAL, LDA
By:
Name: Michael Galego
Title: Authorized Officer

[Signature Page to License Agreement]

EXHIBIT 1

LICENSED PRODUCTS

[***]

[Exhibit 1 to License Agreement]

EXHIBIT 2

LICENSED PROPERTY

[***]

[Exhibit 2 to License Agreement]

EXHIBIT 3

AUTHORIZED LOCATIONS

[***]

[Exhibit 3 to License Agreement]

EXHIBIT 4

LICENSE FEE REPORT FORM

[***]

[Exhibit 4 to License Agreement]

EXHIBIT 5

SUPPORT SERVICES

[***]

[Exhibit 5 to License Agreement]

EXHIBIT 6

RETAIL GOALS

[***]

[Exhibit 6 to License Agreement]